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                                                                    Exhibit 10.5


                              EMPLOYMENT AGREEMENT


This EMPLOYMENT AGREEMENT is made as of September 21, 1999 between espernet.com, inc., a Delaware corporation (the "Company"), and Martin D. Prazak the "Executive").

         The parties hereto hereby agree as follows:

1.       EMPLOYMENT.

         1.1. Agreement. The Company hereby agrees to employ the Executive, and the Executive hereby agrees to serve the Company, in each case subject to the terms and conditions set forth herein.

         1.2. Expiration Date. The employment of the Executive by the Company shall be for the period commencing on the date of the Company's initial public offering (the "IPO") of its common stock (the "Starting Date") and expiring on the third anniversary of the Starting Date (the "Expiration Date"), unless such employment shall have been extended or sooner terminated as hereinafter set forth. On each date that is six months prior to the Expiration Date then in effect, the Expiration Date shall be automatically extended by one year unless either party hereto shall have previously given notice to the other party that the Expiration Date shall not be so extended.

2. POSITION AND DUTIES. The Executive shall serve as Chief Executive Officer and President of the Company, and shall be accountable to, and shall also have such other powers, duties and responsibilities as may from time to time be prescribed by, the Board of Directors of the Company (the "Board of Directors").

         The Executive shall perform and discharge, faithfully, diligently and competently, such duties and responsibilities. The Executive shall devote substantially all his working time and attention and his best efforts and ability to the business and affairs of the Company and its subsidiaries, and shall not engage in other activities that a reasonable man could conclude would interfere with the proper discharge of his duties. It is recognized that (i) the Executive shall continue to work in the greater New York City metropolitan area and shall travel to the extent that the Executive reasonably deems necessary to fulfill his duties hereunder and (ii) the Executive may serve as a director of an entity that is not, directly or indirectly, in competition with the Company.

3. COMPENSATION. Subject to the performance by the Executive of his duties and obligations to the Company:

         3.1. Salary. As compensation for services performed under and during the term of his employment hereunder, the Company shall pay the Executive a salary of $200,000.00 per annum or such higher amount as may from time to time be established by the Board of Directors (the annual rate of salary in effect from time to time being referred to as the "Salary"). Salary shall be
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payable in accordance with the Company's standard payroll policies as in effect from time to time. Except as otherwise provided in this Agreement, the Salary shall be prorated for any period of service less than a full year. Notwithstanding the foregoing, one half of the Executive's Salary shall be accrued until the closing of the IPO.

         3.2. Signing Bonus. As compensation for entering into this Agreement, the Company shall pay to the Executive upon consummation of the IPO the bonus amount specified in Appendix I hereto (the "Signing Bonus").

         3.3. Performance Bonus. As additional compensation for his services during the term of his employment hereunder, the Company shall pay the Executive with respect to each fiscal year of the Company, determined in accordance with Appendix I hereto, the performance bonus amounts, if any, determined as set forth in said Appendix I (the "Performance Bonus Plan").

         3.4. Stock Option. Subject to all of the terms and provisions hereof, the Company shall grant to the Executive the stock option specified in Appendix II hereto (the "Stock Option").

         3.5. Business Expenses. During the term of his employment hereunder, the Executive shall be entitled to receive prompt reimbursement by the Company for all reasonable business expenses incurred by him on behalf of the Company or any of its subsidiaries (in accordance with the policies and procedures established by the Board of Directors from time to time for the Company's senior executive officers) in performing services hereunder, provided that the Executive properly accounts therefor in accordance with requirements for federal income tax deductibility and the Company's policies and procedures.

         3.6. Fringe Benefits. During the term of his employment hereunder, the Executive shall be entitled to participate in or receive benefits under any life insurance, health and accident plans, retirement plans or other arrangements made generally available by the Company to its executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and. The benefits to which the Executive is entitled under this Section 3.5 are referred to hereinafter collectively as the "Fringe Benefit Package."

         3.7. Vacations. During the term of his employment hereunder, the Executive shall be entitled to 30 paid vacation days in each calendar year (inclusive of all sick and personal days, etc.) and shall also be entitled to all paid holidays given by the Company to its employees.

4. OFFICES; SUBSIDIARIES AND AFFILIATES. The Executive agrees to serve during the term of his employment hereunder, if elected or appointed thereto, in one or more positions as an officer or director of the Company or any one or more of its present or future subsidiaries, as a director of any one or more other Affiliates of the Company, or as an officer, trustee or director of any pension plan of the Company or any of its subsidiaries. Service in such additional offices will be without additional compensation except for reimbursement of reasonably related business expenses on the same terms as provided elsewhere in this Agreement. As used herein, the term "Affiliate" shall mean any person or entity directly or indirectly controlling, controlled by or under common control with the Company. The Executive shall immediately resign, and his offices and

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directorships in the Company and any of its affiliates shall immediately be terminated, in the event of a termination of the Executive's employment under this Agreement for any reason whatsoever.

5.       UNAUTHORIZED DISCLOSURE; INVENTIONS; NONCOMPETITION.

         5.1. Unauthorized Disclosure. The Executive shall not, without the written consent of the Board of Directors or a person duly authorized thereby, disclose to any person, other than an employee or professional adviser of the Company or other person to whom disclosure is in the reasonable judgment of the Executive necessary or appropriate in connection with the performance by the Executive of his duties as an executive officer of the Company, any information possessed by him the disclosure of which he knows, or in the exercise of reasonable care should know, may be damaging to, or otherwise adverse to the interests of, the Company or any of its subsidiaries; provided, however, that such information shall not include (i) any information known generally to the public (other than as a result of unauthorized disclosure by the Executive) or
(ii) any information generally obtainable on a non-confidential basis from a source other than the Company that is not itself bound by a confidentiality or non-disclosure obligation; and provided, further, that (x) the Executive's duties under this Section 5.1 shall not extend to any disclosure that may be required by law in connection with any judicial or administrative proceeding or inquiry and (y) Executive may disclose general information relating to sales trends and profitability and the Executive's role therein to the extent necessary to allow him to obtain new employment after the term of Executive's employment hereunder. The Executive understands and agrees that the restrictions of this Section 5.1 shall continue to apply after his employment terminates, regardless of the reason for such termination, for so long as may be reasonably required to protect the legitimate business interests of the Company and its subsidiaries.

         5.2. Proprietary Rights. Any and all inventions, discoveries, developments, methods, processes, compositions, works, supplier and customer lists (including without limitation information relating to the generation and updating thereof), concepts and ideas (whether or not patentable or copyrightable) conceived, made, developed, created or reduced to practice by the Executive (whether at the request or suggestion of the Company or otherwise, whether alone or in conjunction with others, and whether during regular hours of work or otherwise) during the term of Executive's employment with the Company and for one year thereafter, which may be directly or indirectly useful in, or relate to, the business, ventures or other activities of or products manufactured or sold by the Company or any business or products contemplated by the Company or any of its subsidiaries, while the Executive is employed by the Company (collectively, "Proprietary Rights"), shall be promptly and fully disclosed by the Executive to an appropriate executive officer of the Company and shall be the Company's exclusive property as against the Executive and his successors, heirs, devisees, legatees and assigns, and the Executive hereby assigns to the Company his entire right, title and interest therein and shall promptly deliver to appropriate executive officers of the Company all papers, drawings, models, data and other material relating to any of the foregoing Proprietary Rights, conceived, made, developed, created or reduced to practice by him as aforesaid.

         All copyrightable Proprietary Rights shall be considered "works made for hire."

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         The Executive shall, upon the Company's request and without any payment therefor, execute any documents necessary or advisable in the opinion of the Company's counsel to assign, and confirm the Company's title in, his entire right, title and interest in the foregoing Proprietary Rights and to direct issuance of patents or copyrights to the Company with respect to such Proprietary Rights as are the Company's exclusive property as against the Executive and his successors, heirs, devisees, legatees and assigns under this
Section 5.2 or to vest in the Company title to such Proprietary Rights as against the Executive and his successors, heirs, devisees, legatees and assigns, the expense of securing any such patent or copyright, however, to be borne by the Company.

         5.3. Noncompetition.

                  (a) Restriction on Competitive Activities. During the period beginning on the Starting Date and ending on the first anniversary of the Date of Termination, the Executive shall not, directly or indirectly, own, manage, operate, control or participate in any manner in the ownership, management, operation or control of, or be connected as an officer, employee, partner, director, principal, consultant, agent or otherwise with, or have any financial interest in, or aid or assist anyone else in the conduct of, any business or venture, a significant portion of which is engaged in any activity or business competing with the Company or any of its subsidiaries, whether or not the Executive is to be compensated for such participation.

                  (b) Restriction on Taking Employees or Customers. During the period beginning on the Starting Date and ending on the date on which the Executive's activities are no longer restricted under Section 5.3(a) hereof, the Executive shall not, directly or indirectly, (i) recruit or otherwise seek to induce any employees of the Company or any of its subsidiaries or Affiliates to terminate their employment or violate any agreement with or duty to the Company of any of its subsidiaries or Affiliates, or (ii) solicit or encourage any customer or supplier of the Company to terminate or materially diminish its relationship with the Company or of any group, division, subsidiary or Affiliate of the Company.

                  (c) Scope of Restriction. The provisions of this Section 5.3 shall extend to all geographic areas where the Company has offered any products, processes or services at any time during the Executive's employment hereunder and to all areas where the Company had, to the knowledge of the Executive, actual plans to offer any products, processes or services within one year from the date on which the Executive's activities are first restricted under this Section 5.

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6.       TERMINATION.

         6.1. Death. The Executive's employment hereunder shall terminate upon his death.

         6.2. Incapacity. If in the reasonable judgment of the Board of Directors, as a result of the Executive's incapacity due to physical or mental illness or otherwise, the Executive shall during the term of this Agreement be unable to perform satisfactorily all of his duties hereunder on a full-time basis, the Company may suspend the Executive's employment hereunder by notice to the Executive and, upon such inability having continued for at least six months and constituting a long-term disability under Executive's current health and medical plan, may terminate the Executive's employment hereunder by notice to the Executive.

         6.3. Termination by the Executive. The Executive may terminate his employment hereunder upon thirty days' prior written notice to the Company for Good Reason. For purposes of this Agreement, "Good Reason" shall mean (a) any removal of the Executive from each of the positions indicated in Section 2 hereof, except in connection with termination of the Executive's employment for Cause or termination or suspension of employment due to the Executive's death or incapacity, (b) a reduction in the Executive's Salary, or a material reduction in the Fringe Benefit Package without a corresponding increase in Executive's Salary, (c) any requirement by the Company that the Executive must regularly report to work at a location not in the greater New York City metropolitan area, or (d) a Change of Control of the Company. For purposes of this Agreement, "Change of Control" shall mean any of the following: (i) a change in the ownership or management of Company that would be required to be reported in response to certain provisions of the Securities Exchange Act of 1934; (ii) an acquisition (other than directly from the Company) by a person or entity (excluding the Company) of 25% or more of the Company's common stock or the Company's then outstanding voting securities; (iii) a change in a majority of the Company's Board of Directors as of the IPO date (the "Incumbent Board") (excluding any persons approved by a vote of at least a majority of the Incumbent Board other than in connection with an actual or threatened proxy contest); (iv) consummation of a reorganization, merger, consolidation or sale of all or substantially all of the Company's assets (collectively, a "Transaction") other than a Transaction in which all or substantially all of the stockholders of the Company prior to such Transaction own, in the same proportion, more than 50% of the voting power of the entity resulting from the Transaction, at least a majority of the Company's Board of Directors of the resulting entity were members of the Incumbent Board, and after which no person (other than the resulting entity and its Affiliates) beneficially owns 25% or more of the voting power of the resulting entity, except to the extent such ownership existed prior to the Transaction; or (v) the approval by the Company's stockholders of a complete liquidation or dissolution of the Company.

         6.4. Cause. The Company may terminate the Executive's employment hereunder for Cause. For the purposes of this Agreement, the Company shall have "Cause" to terminate the Executive's employment hereunder upon the Executive's
(i) material failure, refusal or neglect to perform and discharge his duties and responsibilities hereunder, (ii) conviction of any crime involving fraud or the personal dishonesty or moral turpitude of the Executive, or (iii) other intentional or willful material breach of any provision of this Agreement, or other intentional or


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willful action that is materially inconsistent with the terms hereof, that in each case is materially harmful to the business interests of the Company or any of its subsidiaries and which Executive has not cured upon receipt of written notice after a reasonable opportunity to cure.

         6.5. Termination by the Company other than for Cause. The Company may terminate the Executive's employment hereunder other than for Cause at any time upon written notice to the Executive.

         6.6. Date of Termination; Term of Employment. The term "Date of Termination" shall mean the earlier of (i) the Expiration Date or (ii) if the Executive's employment is terminated (A) by his death, the date of his death, or
(B) for any other reason, the date on which such termination is to be effective pursuant to the notice of termination given by the party terminating the employment relationship. For all purposes of this Agreement, references to the "term" of the Executive's employment hereunder shall mean the period commencing on the Starting Date and ending on the Date of Termination.

7.       COMPENSATION UPON TERMINATION.

         7.1. Death. Notwithstanding any other provision of this Agreement, if the Executive's employment shall be terminated by reason of his death, the Company shall pay or provide to such person or entity as the Executive shall have designated in a notice filed with the Company, or, if no such person or entity shall have been designated, to his estate: (a) his full Salary and the Fringe Benefit Package through the Date of Termination at the rate in effect at the time of his death; and (b) the Prorated Performance Bonus (as defined in the Performance Bonus Plan), if any.

         7.2. Incapacity. Notwithstanding any other provision of this Agreement, if the Executive's employment shall be terminated by reason of his incapacity:
(a) the Company shall continue to pay or provide the Executive his full Salary and the Fringe Benefit Package through the Date of Termination at the rate in effect at the time the notice of termination is given as provided under Section
6.2 hereof; and (b) the Prorated Performance Bonus, if any.

         7.3. Cause. Notwithstanding any other provision of this Agreement, if the Company shall terminate the Executive's employment for Cause, the Company shall have no further obligations to the Executive under this Agreement other than his pro rata Salary and the Fringe Benefit Package through the Date of Termination.

         7.4. Good Reason or Other Termination. If the Company shall terminate the Executive's employment pursuant to Section 6.5 hereof or if the Executive shall terminate his employment for Good Reason in accordance with Section 6.3 hereof, then the company shall (a) pay to the Executive his full Salary through the greater of (i) one year from the Date of Termination or (ii) the Expiration Date, at the rate in effect at the time notice of termination is given; (b) pay to the Executive a prorated Performance Bonus, if any; (c) provide the Executive with outplacement assistance so long as the cost thereof to the Company does not exceed $35,000; and (d) provide to the Executive the Fringe Benefit Package during the period from the


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Date of Termination to the earlier of (x) the Expiration Date and (y) the date on which the Executive becomes engaged in any business or venture as an officer, employee, partner, director, principal, consultant, agent or otherwise.

         7.5. Post-Termination Obligations Generally. In the event the Executive's employment shall terminate by reason of the expiration of the term of this Agreement: (i) the Company shall pay to the Executive (a) his Performance Bonus, if any, with respect to the fiscal year ending on or prior to the Expiration Date and (b) the Prorated Performance Bonus, if any, for that portion of the fiscal year through the Expiration Date; and (ii) the Company shall provide the Executive with outplacement assistance so long as the cost thereof to the Company does not exceed $35,000. Except as expressly set forth in the preceding sentence and in the Stock Option, the Company shall have no further obligations to the Executive following expiration of the term of this Agreement. In the event of the termination of the Executive's employment other than by expiration of the term of this Agreement, the Company shall have no obligation to the Executive except as otherwise specifically provided in this
Section 7 and in the Stock Option, and performance by the Company thereof shall constitute full settlement of any claim that the Executive may have against the Company or any of its shareholders, subsidiaries or Affiliates on account of such termination.

8. WITHHOLDING. All payments made by the Company under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under any applicable law or legal requirement.

9. NOTICES. For all purposes of this Agreement, notices and all other communications to either party provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or deposited in the United States mail, postage prepaid, certified or registered, addressed, in the case of the Company, to it at 383 West 12th Street, New York, New York, Attention: Chief Financial Officer, or, in the case of the Executive, to him at the address set forth at the foot of this Agreement; or to such other address as either party shall designate by giving like notice of such change to the other party.

10. MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is approved by the Board of Directors and agreed to in writing signed by the Executive and such officer as may be specifically authorized by the Board of Directors in connection with such approval. No waiver by either party hereto at any time of compliance with or of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. The validity, interpretation, construction and performance of this Agreement shall be governed by the domestic substantive laws of the State of New York without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction. The Executive acknowledges and agrees that, because the Company's legal remedies may be inadequate in the event of a breach of, or other failure to perform, any of the covenants and agreements set forth in Section 5 hereof by the Executive, the Company may, in addition to


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obtaining any other remedy or relief available to it (including without limitation damages at law), enforce the provisions of said Section 5 by injunction and other equitable relief.

11. VALIDITY. In the event that any provision hereof would, under applicable law, be invalid or unenforceable, such provision shall, to the extent permitted under applicable law, be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent possible under applicable law. The provisions of this Agreement are severable, and in the event that any provision hereof should be held invalid or unenforceable in any respect, it shall not invalidate, render unenforceable or otherwise affect any other provision hereof.

12. COUNTERPARTS. This Agreement may be executed in any one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

13. ENTIRE AGREEMENT. This Agreement, including Appendices I and II hereto, constitute the entire agreement between the parties hereto, and supersedes any and all prior communications, agreements and understandings, written or oral, with respect to the terms and conditions of the Executive's employment with the Company, including, without limitation, the letter dated August 26, 1999 to the Executive from the Company regarding Employment Terms.

14. ASSIGNMENT. This Agreement shall inure to the benefit of and be binding upon
(i) the Executive, his personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees and (ii) the Company and any successor of the Company by reorganization, merger, consolidation or liquidation and any assignee of all or substantially all of the business or assets of the Company or of any division or line of business of the Company with which the Executive is at any time associated. In addition, the Company may assign this Agreement to any subsidiary, provided that the Company guarantees the obligations of such subsidiary hereunder. The Company requires the personal services of the Executive hereunder and the Executive may not assign this Agreement.

15. ARBITRATION. Any dispute between the Company and Executive regarding the interpretation of this Agreement and the rights and obligations of the parties hereunder (other than a dispute involving Section 5 of this Agreement) shall be immediately submitted by the Company and Executive for binding arbitration under the rules of the American Arbitration Association to an arbitrator mutually acceptable to the Company and Executive, and, if the Company and Executive are not able to agree on an arbitrator within 30 days after one party delivers notice of a request for arbitration hereunder to the other party, the arbitrator shall be selected according to such rules. The arbitrator shall render a decision on the matter within 30 days after its submission and shall decide upon an appropriate allocation of costs and expenses between the parties. The Company and the Executive hereby waive any punitive damages.



                            [SIGNATURE PAGE FOLLOWS]

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         IN WITNESS WHEREOF, the parties hereto have hereunto set their hands under seal, as of the date first above written.

                                    COMPANY:

                                    ESPERNET.COM, INC.



                                    By: /s/ Paul Hart
                                        ----------------------------------
                                        Name:  Paul Hart
                                        Title:    Executive Vice President


                                    EXECUTIVE:



                                    /s/ Martin D. Prazak
                                    --------------------------------------
                                    Martin D. Prazak






Executive's Address:

14601 Waterview Circle
- ---------------------------
Addison, TX 75001


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                                   APPENDIX I




I.       Signing Bonus:  $200,000.00

II. Performance Bonus Plan: Annual Cash Target Bonus of $200,000.00 based upon performance targets established by the Board of Directors and payable at the end of the Company's fiscal year established by the Board of Directors. If the Performance Bonus becomes payable for any period less than a full fiscal year, then such Performance Bonus shall be prorated for the such period so long as the performance targets have been satisfied.


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                                   APPENDIX II


Stock Option Plan:  1999 Stock Option/Stock Issuance Plan

Optionee:  Martin D. Prazak

Grant Date:  Closing of IPO

Vesting Commencement Date:  Closing of IPO

Exercise Price:  IPO Price

Number of Option Shares:  150,000 of Common Stock

Expiration Date:  10 years from Vesting Commencement Date

Type of  Option:  Non-Statutory Option

Vesting Schedule:  Ratably (1/3 each) over 3 years

Accelerated Vesting: Upon a Change of Control of the Company, all of the Executive's unvested option shares shall immediately vest.


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